NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
October 26, 2017	Senior Director of Communications
317.465.0469
coconnor@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings

Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its third quarter 2017 dividends on Class B-1 and Class B-2 capital stock at annualized rates of 4.25% and 3.40%, respectively. The dividends will be paid in cash on October 27, 2017.

Financial Results Summary

FHLBank Indianapolis derives its net income primarily through interest income earned on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. The Bank's net interest income is primarily determined by the spread between the interest earned on assets and the interest cost of consolidated obligations.

Net income for the third quarter of 2017 was $41 million, an increase of $18 million compared to the same quarter in the prior year, primarily due to higher net interest income. Net interest income after provision for credit losses was $69 million, an increase of $20 million compared to the same quarter in the prior year as a result of asset growth and higher spreads.

Net income for the nine months ended September 30, 2017 was $110 million, an increase of $37 million compared to the same period in the prior year, primarily due to higher net interest income, partially offset by higher expenses and net losses on derivatives and hedging activities. Net interest income after provision for credit losses was $192 million, an increase of $48 million compared to the same period in the prior year as a result of asset growth and higher spreads.

For the nine months ended September 30, 2017, FHLBank Indianapolis allocated $13 million to its Affordable Housing Program ("AHP"), which provides grant funding to support housing for low- and moderate-income families in Michigan and Indiana. Full year 2017 AHP allocations will be available for the Bank's members in 2018 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

Balance Sheet Highlights

Total assets at September 30, 2017 were $62.2 billion, an increase of $8.3 billion, or 15%, from December 31, 2016, primarily driven by an increase in advances outstanding.

Advances

Advances are secured loans that FHLBank Indianapolis provides to its member institutions. Advances outstanding at September 30, 2017 totaled $33.0 billion, a net increase of $4.9 billion, or 17%, from December 31, 2016, primarily due to an increase in short-term advances. Advances to depository members - comprising commercial banks, savings institutions and credit unions - increased by 37%. Advances to insurance company members decreased slightly due to the 7.5% decline in advances to captive insurance companies. Depository institutions accounted for 55% of the Bank's advance portfolio at September 30, 2017, while insurance companies accounted for the remaining 45%.

Mortgage Loans Held for Portfolio

FHLBank Indianapolis purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments. Mortgage loan purchases totaled $1.7 billion for the nine months ended September 30, 2017. Mortgage loans held for portfolio at September 30, 2017 totaled $10.2 billion, a net increase of $694 million, or 7%, from December 31, 2016.

Consolidated Obligations

The primary source of funds for FHLBank Indianapolis, and for the other Federal Home Loan Banks ("FHLBanks"), is the sale of FHLBanks' consolidated obligations in the capital markets.

FHLBank Indianapolis' consolidated obligations outstanding at September 30, 2017 totaled $58.3 billion, a net increase of $8.0 billion, or 16%, from December 31, 2016. The increase in consolidated obligations supported the Bank's growth in assets and was primarily due to an increase in discount notes to fund short-term advances.

FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on these consolidated obligations; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.

Capital

FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding advances. Total capital at September 30, 2017 was $2.8 billion, a net increase of $395 million from December 31, 2016 primarily as a result of additional capital stock issued to members in connection with the increase in advances. Other comprehensive income and the growth of retained earnings also contributed to the increase.

Total regulatory capital consists of capital stock, mandatorily redeemable capital stock and retained earnings. The Bank's regulatory capital-to-assets ratio at September 30, 2017 was 4.7%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about FHLBank Indianapolis' financial results for the three and nine months ended September 30, 2017 will be included in the Bank's Quarterly Report on Form 10-Q, which we intend to file by mid-November.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited)
($ amounts in millions, as rounded)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Condensed Statements of Income	2017	2016	2017	2016
Net interest income after provision for credit losses	$69	$49	$192	$144
Other income (loss)	(3)	(4)	(10)	(7)
Other expenses	20	19	59	56
Assessments	5	3	13	8
Net income	$41	$23	$110	$73

Condensed Statements of Condition	September 30, 2017	December 31, 2016
Advances	$32,953	$28,096
Mortgage loans held for portfolio, net	10,196	9,501
Cash and short-term investments	5,927	4,128
Other assets (1)	13,102	12,182
Total assets	$62,178	$53,907

Consolidated obligations	$58,283	$50,269
Mandatorily redeemable capital stock	165	170
Other liabilities	899	1,032
Total liabilities	59,347	51,471
Capital stock, Class B putable	1,779	1,493
Retained earnings (2)	949	887
Accumulated other comprehensive income	103	56
Total capital	2,831	2,436
Total liabilities and capital	$62,178	$53,907

Total regulatory capital (3)	$2,893	$2,550

(1)	Includes held-to-maturity securities and available-for-sale securities.

(2)	Includes restricted retained earnings at September 30, 2017 and December 31, 2016 of $174 million and $152 million, respectively.

(3)	Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBank Indianapolis) is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings institutions and CDFIs. For more information about FHLBank Indianapolis, visit www.fhlbi.com.

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